Exhibit 99.1

Rexford Industrial Announces acquisItion of

THree industrial PROPERTIES

- Value-Driven Investments In High-Demand Infill Submarkets -

- Year-to-Date Acquisition Volume Surpasses $313 Million -

Los Angeles – December 8, 2014 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on owning and operating industrial properties located in Southern California infill markets, today announced the acquisition of three industrial properties containing a combined total of 285,940 rentable square feet, for an aggregate purchase price of approximately $22.6 million. The acquisitions were funded with a combination of cash and the company’s credit facility.

"We are extremely pleased to acquire these three favorably valued industrial buildings, within our primary target infill markets, bringing total acquisition volume in 2014 to more than $313 million,” said Howard Schwimmer and Michael Frankel, Co-Chief Executive Officers of the Company. “Each of the properties has in-place below market rents, with additional upside potential through strategic repositioning.”

Inland Empire West

Rexford Industrial acquired two industrial buildings, located at 10509 Business Drive and 13231 Slover Avenue, from a single seller for approximately $16.7 million, or $69 per square foot. The Business Drive property contains 130,790 square feet, located on 6.8 acres. The building is currently 100% leased to two tenants at below market rents, with short-term leases. The Slover Avenue property contains 109,460 square feet, situated on 6.2 acres, and is currently 100% leased to two tenants at below market rents, with short term leases. Both industrial buildings are located in Fontana, California, within the Inland Empire West submarket and enjoy excellent access to the I-15, I-10, and 60 freeways. The properties feature excellent loading capacity with 24-foot minimum clear heights. Rexford Industrial plans to bring rental rates to market rent upon lease renewal or re-leasing. According to CBRE, the vacancy rate in the 257 million square-foot Inland Empire West submarket stood at 4.2% at the end of the third quarter of 2014.

LAX Airport – South Bay

In a separate off-market transaction, Rexford Industrial acquired 240 W. Ivy, a 45,690 square foot industrial building situated on 2.35 acres for approximately $5.9 million, or $129 per square foot. The property is located in Inglewood, California, within the LAX Airport submarket and is 100% leased to six tenants. The building is equipped with 38 dock-high loading doors and has convenient access to I-405, I-10 and I-105 freeways. The location and functionality of this property makes it highly desirable to tenants related to the air-freight industry. In-place rental rates are below market and Rexford plans to re-lease or re-configure tenant spaces upon expiration to facilitate increases to market rents. According to CBRE, the vacancy rate in the 218 million square foot South Bay submarket, which includes the LAX Airport submarket, stood at 1.8% at the end of third quarter 2014.

About Rexford Industrial

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns interests in 92 properties with approximately 9.6 million rentable square feet and manages an additional 20 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:

Investor Relations:

Stephen Swett

424 256 2153 ext. 401

investorrelations@rexfordindustrial.com